EXHIBIT 99.1

For Immediate Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600

Contacts:

Investors:  Alice Kang  (425) 576-3696

Media: Susan Johnston (425) 576-3617

Nextel Partners Announces Public Offering of

33,000,000 Shares of Class A Common Stock

KIRKLAND, Wa. –  November 14, 2003 - Nextel Partners, Inc. (NASDAQ: NXTP) today announced the pricing of a public offering of 33 million shares of its Class A common stock at a price of $10.80 per share.  Of that amount, 10 million shares are newly issued Class A shares offered by Nextel Partners.  The remaining 23 million Class A shares are being offered by DLJ Merchant Banking Partners II, L.P. and certain of its affiliates, Madison Dearborn Capital Partners II, L.P. and Motorola, Inc.  In addition, DLJ Merchant Banking Partners II, L.P. and certain of its affiliates and Madison Dearborn Capital Partners II, L.P. have granted the underwriters an option to purchase up to an additional 4.95 million Class A shares to cover over-allotments.  Nextel Partners intends to use the proceeds that it receives from the offering of approximately $104.2 million to redeem approximately $67.7 million of the outstanding principal amount of its 12½% senior discount notes due 2009 and for general corporate purposes.  Nextel Partners will not receive any of the proceeds from the shares offered by the selling stockholders.  Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., together with UBS Securities LLC, Wachovia Capital Markets, LLC, Legg Mason Wood Walker, Incorporated and Thomas Weisel Partners LLC, are serving as the underwriters for the offering.  Morgan Stanley will serve as the bookrunner for the offering.  The offering is scheduled to close on November 19, 2003.

The securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus is final.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  Copies of the prospectus can be obtained from the Prospectus Department of Morgan Stanley & Co. Incorporated (1585 Broadway, New York, NY 10036, phone 212-761-6775), or from Nextel Partners (4500 Carillon Point, Kirkland, WA, fax 425-576-3650).

Nextel Partners, Inc., (Nasdaq:NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in 31 states where approximately 53 million people reside. Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel Communications (Nextel) including digital cellular, text and numeric messaging, wireless Internet access and Nextel Direct Connect® digital walkie-talkie, all in a single wireless phone. Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 293 of the top 300 U.S. markets. To learn more about Nextel Partners, visit www.nextelpartners.com. To learn more about Nextel’s services, visit www.nextel.com.

Matters and subject areas discussed in this press release that are not historical or current facts are forward-looking and deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience involving any one or more of such matters and subject areas. Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the SEC, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2002 and its quarterly filings on Form 10-Q. This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

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